Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Erie Indemnity Company
(Exact name of Registrant as specified in its charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock	Rule 457(c) and Rule 457(h)	50,000	(2)	$385.40	(3)	$19,270,000	(3)	$153.10 per $1,000,000	$2,950.24
Total Offering Amounts							$19,270,000			$2,950.24
Total Fee Offsets										$—
Net Fee Due										$2,950.24

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)Represents additional shares of Class A common stock available for future issuance under the Erie Indemnity Company Deferred Stock Plan for Outside Directors (as amended, restated, supplemented or otherwise modified from time to time, the “Plan”) or that may become issuable under the Plan pursuant to its terms.
(3)This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The maximum offering price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant's Class A common stock as reported on the Nasdaq Stock Market on February 21, 2025, which date is within five business days prior to filing this registration statement.
(4)The Registrant does not have any fee offsets.